Exhibit 99.1

For Immediate Release	Contact:	Media: Melissa Andrews
January 12, 2015		864.286.4425
		melissa.andrews@scansource.com

		Investors: Mary Gentry
		864.286.4892
		mary.gentry@scansource.com

SCANSOURCE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE NETWORK1,

BRAZIL’S LEADING COMMUNICATIONS VALUE-ADDED DISTRIBUTOR

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, has signed a definitive agreement to purchase Network1, Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A. (“Network1”). Network1 is one of Brazil’s leading value-added distributors with a strong offering of communications equipment and services. As part of the transaction, ScanSource has purchased all of Network1’s operations throughout Latin America, including Brazil, Mexico, Colombia, Chile and Peru. The acquisition is anticipated to close this week, upon completion of the transfer of funds.

The purchase of Network1 enables ScanSource to expand its worldwide communications business into Latin America, providing resellers access to the industry’s leading vendors, including Avaya, Axis, Checkpoint, Dell, Extreme, F5, HP, Juniper, Polycom, Microsoft, Riverbed and Schneider-Electric. As a value-added distributor serving the reseller community, Network1 is committed to providing the services and support resellers need, such as highly trained pre-sales specialists; an Authorized Training Center, which delivers comprehensive classroom and online education; specialized marketing solutions; dedicated technical support; an advisory portal, providing solution, application and product information, in addition to a virtual store; and exceptional logistics. The acquisition of Network1 will complement ScanSource’s existing successful point-of-sale and barcode business in Brazil.

“We are excited to expand our product offering, vendors, and customers to include Network1’s communications solutions,” said Mike Ferney, president, Worldwide Communications and Services, ScanSource, Inc. “Rafael Paloni has been instrumental in leading his highly skilled, customer-focused team to be one of the leading value-added distributors in Brazil, and we are happy to have them join ScanSource. Together, we look forward to being able to provide total communications solutions and value-added services and support to resellers who are looking to expand or complement their current product offering.”

Thanks to the acquisition, ScanSource greatly expands its geographic reach in Brazil adding locations in Goiás, Pernambuco and Espírito Santo, in addition to ScanSource Brazil’s established locations in São Paulo, Paraná, Santa Catarina and Ceará. This expansion provides resellers with even greater access to ScanSource’s robust product offering, value-added services and exceptional support. What’s more, the acquisition will provide more opportunity for the continued enhancement of service offerings in each ScanSource location, ensuring resellers have access to the tools and programs that can help them grow their business.

Network1 net sales for calendar year 2014, on a U.S. GAAP-adjusted basis, are estimated at approximately R$720 million (approximately US$306 million, using the average foreign exchange rate for 2014) with operating margins consistent with ScanSource’s Communications business. Network1 has over 60 vendors, 8,000 customers, and nearly 400 employees and is the largest company that ScanSource has acquired to date. The acquisition is expected to be accretive to earnings per share and return on invested capital (ROIC) in the first year after closing, excluding one-time acquisition costs. The all-cash transaction includes an initial purchase price payment and a fixed amount of assumed net debt for an initial purchase price of approximately R$157 million (approximately US$60 million), plus earnout payments based on EBITDA over the next four years.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, the failure for the acquisition of Network1 to be accretive to earnings per share and ROIC as anticipated, as well as the continued ability for Network1 to demonstrate sales growth with operating margins consistent with ScanSource’s Communications business. For more information concerning other factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2014 and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About Network1

Network1 is value-added distributor of specialty technology solutions for unified communications and collaboration, networking and performance, data center and virtualization, cloud, logical security, infrastructure and physical security. The Company carries a strong line of more than 60 vendor partners, including Alcatel-Lucent, Aruba Networks, Avaya, Axis Communications, Barco, Cambium Networks, Checkpoint, Dell, D-Link, Extreme Networks, F5 Networks, Firemon, FireEye, ForeScout, HDS, HP, Intel Security, Ipswitch, Juniper Networks, Kaspersky Lab, Lenovo, Microsoft, Microsemi, Nutanix, Panduit, Philips, Plantronics, Polycom, Riverbed, Samsung and Schneider-Electric. Network1 has offices in Brazil and throughout Latin America. For more information on Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A. please visit http://www.intersmart.com.br.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, focusing on point-of-sale (POS) and barcode,

communications and physical security solutions. ScanSource’s teams provide value-added services and operate from two technology segments, Worldwide Barcode & Security and Worldwide Communications & Services. ScanSource is committed to helping its reseller customers choose, configure, and deliver the industry’s best products across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company ranks #751 on the Fortune 1000. For more information, visit www.scansource.com.

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